Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-137311, 333-151428, 333-166893, 333-180099, 333-183559 and 333-188948); on Form S-3 (File Nos. 333-149319, 333-180243, 333-182996, 333-183560, 333-183843, 333-188640 and 333-191429); and on Form S-4 (File No. 333-181537 and 333-187139), of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of our report dated March 5, 2012, with respect to the consolidated financial statements of Halcón Resources Corporation for the year ended December 31, 2011 included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas

February 27, 2014